[TECO Energy Letterhead]           FOR IMMEDIATE RELEASE
                          Contact: Mike Mahoney
                          Office: 813/228-4271   Home:  813/991-6229
                          Internet: http://www.tecoenergy.com

TECO ENERGY ACQUIRES LYKES ENERGY;
CORPORATE IDENTITY TAKES ON A NEW LOOK
     TAMPA, June 16, 1997 --   TECO Energy, Inc. (NYSE:TE)

today completed its acquisition of Lykes Energy s Peoples

Gas family of businesses. The two companies have merged in a tax-free, stock-for-stock transaction to be accounted for as a pooling of  interests. TECO Energy issued about 12.1

million shares of common stock having a market value

of $300 million.

     Peoples Gas System is the largest natural gas

distribution business in Florida, with more than a 60

percent market share. The company has retail operations in

all of Florida s major metropolitan areas. In 1996, the

company delivered 86 billion cubic feet of natural gas to

its more than 200,000 customers.

     Also included in the transaction are Peoples  retail

propane business and a unit engaged in natural gas

marketing. The Peoples companies will retain their

identities and operate as separate businesses within TECO

Energy.



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TECO Energy --2

      The combination today of our companies significantly

enhances the services we provide customers in Florida,  said

Timothy L. Guzzle,  TECO Energy chairman and chief executive officer.  It also allows us to expand our participation in

the nation s natural gas industry.

     Added Guzzle,  The merger boosts TECO Energy s customer

base by 50 percent,  bringing almost 250,000 additional

customers to us. In addition, it provides TECO Energy with

first-time entry and immediate access to the growing Florida energy markets outside of west central Florida.

     In conjunction with today s closing, William N.

Cantrell, who to date has guided the transition process, has been named president of the Peoples Gas companies. Cantrell

joined Tampa Electric in 1975 and held various engineering

and management positions in the company s  power plant

engineering, generation planning and environmental areas.

     After serving as director of fuels, he was named vice

president of Regulatory Affairs in Nov. 1987, after which he was elected vice president- Energy Resources Planning in

April 1991.  In 1994, he was named vice president-Energy

Supply.

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TECO Energy -- 3

     Said Cantrell,  The hard work of  employees from both

companies over the past six months to accomplish a smooth

transition has been outstanding.

     Guzzle said,  The combination means TECO Energy now can

provide customers answers to all their energy questions,

whether in therms, gallons, BTUs or kilowatt-hours.

     Simultaneous with today's closing,  TECO Energy

unveiled graphics associated with a new corporate identity

which Guzzle said,  reflects the reality that TECO Energy

today is a broad, diversified energy company serving a wide

range of customer needs.

     TECO Energy, Inc. is a diversified, energy-related

utility holding company based in Tampa. Its principal

businesses include Tampa Electric, Peoples Gas, TECO

Transport & Trade, TECO Coal, TECO Power Services, TECO

Coalbed Methane, TECO Oil & Gas, Bosek Gibson & Associates

and TeCom, which is marketing advanced, interactive energy

management, automation and control systems.



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